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                                                                      EXHIBIT 99


                        Report of Independent Auditors
                       On Financial Statement Schedule




To the Board of Directors
Roadway Services, Inc.

We have audited the consolidated balance sheets of Roadway Services, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related statements of consolidated income, earnings reinvested in the business, and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the financial statement schedule listed in the Index at Item 14(a). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this schedule based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                        ERNST & YOUNG LLP


January 24, 1995